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                                                          EXHIBIT 3.1

                       ARTICLES OF INCORPORATION


                        HIBERNIA CORPORATION


                        NEW ORLEANS, LOUISIANA



                             ARTICLE I

                               NAME

     The name of the corporation is HIBERNIA CORPORATION.



                             ARTICLE II

                              PURPOSES

     The purposes of the Corporation are to engage in any and all lawful activities for which corporations may be formed under the Louisiana Business Corporation Law, the Louisiana Bank Holding Company Act, as either is now or hereafter amended, and any other applicable law of the State of Louisiana.



                              ARTICLE III

                             CAPITAL STOCK

     1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred million (300,000,000), of which two hundred million (200,000,000) shares shall be designated as Class A Common Stock of no par value and one hundred million (100,000,000) shares shall be designated as Preferred Stock, without par value. The designations, voting powers, preferences and relative participating, option or other special rights, and the qualifications, limitations or restrictions of the above classes of stock of the Corporation, and the authority with respect thereto expressly vested in the Board of Directors of the Corporation, shall be as set forth in this Article III.

     2. No holder of any shares of either the Class A Common Stock or Preferred Stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase or subscribe for (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe for, any such unissued or treasury shares, (c) any right of subscription for or to receive, or any warrant or option for the purchase of, any of the foregoing securities or (d) any other securities that may be issued or sold by the Corporation, other than such right or rights, if any, as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine at any time or from time to time.

     3. The Board of Directors may provide for payment of either the Class A Common Stock or Preferred Stock of the Corporation in cash, property or services. Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered shall be deemed fully paid and not liable to any further call or assessment.

     4. Except as otherwise required by law or these Articles, the holders of shares of the Preferred Stock and of all series thereof who are entitled to vote shall vote together with the holders of the Class A Common Stock and not separately by class.

     5.  Common Stock

         (a) Common Stock of the Corporation shall be designated as Class A Common Stock. The holders of shares of Class A Common Stock shall be entitled to vote upon all matters submitted to vote of the stockholders of the Corporation and shall be entitled to one vote in respect to each share of Class A Common Stock held by them of record.

         (b) Subject to the preferential dividend rights applicable to shares of Preferred Stock, the holders of shares of the Class A Common Stock shall be entitled to receive, to the extent permitted by law, such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors at any time or from time to time.

         (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, and subject to the participating rights, if any, of the holders of shares of the Preferred Stock, the holders of shares of the Class
A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of such stock held by them. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or a part of the assets of the Corporation.

     6.  Preferred Stock

         Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated and expressed herein or in an amendment or amendments hereto providing for the issue of such series as adopted by the Board of Directors of the Corporation.
The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to amend these Articles to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between or among series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors with respect to any series shall include, but shall not be limited to, the authority to fix and determine the following:

          (a)  The designation of such series.

          (b) The number of shares initially constituting such series.

          (c) The increase and the decrease, to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series as theretofore fixed.

          (d) The rate or rates and the time at which dividends on the shares of such series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

          (e) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the manner of selecting shares of such series for redemption, if less than all shares are to be redeemed, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

          (f) The amount payable on the shares of such series in the event of voluntary or involuntary liquidations, dissolution or winding up of the Corporation. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (f), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or a part of the assets of the Corporation.

          (g) Whether or not the shares of such series shall have voting rights and the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have one vote per share or less (but not more) than one vote per share.

          (h) Whether or not a sinking fund or purchase fund shall be provided for the redemption or purchase of the shares of such series, and if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

          (i) Whether or not the shares of such series shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to, any provision for the adjustment of the conversion rate or the conversion price.

          (j) Any other powers, preferences and relative participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article III or the limitations provided by law.



                               ARTICLE IV

                            BOARD OF DIRECTORS

     1. All the corporate powers of the Corporation shall be vested in and exercised by a Board of Directors consisting of the number of directors specified in, or determined in the manner prescribed in, the by-laws of the Corporation.

     2. Any director absent from any meeting of the Board of Directors or any committee thereof may be represented by any other director, who may cast the absent director's vote according to his written instructions, general or special.

     3. The Board of Directors may make and alter by-laws containing any provisions with respect to the government of the Corporation, subject to the power of the shareholders to change or repeal by-laws so made. The by-laws may contain any provision relating to the business of the Corporation, the conduct of its affairs, its rights or powers, or the rights or powers of its shareholders, directors or officers, not inconsistent with law or these Articles.



                                 ARTICLE V

                  INDEMNIFICATION AND LIMITATION OF LIABILITY

                            OF DIRECTORS AND OFFICERS

     1. Except as prohibited by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation (or of any of the wholly owned subsidiaries of the Corporation), or is or was serving at the request of the Corporation as a director or officer of another business, foreign or nonprofit corporation, partnership, joint venture or other enterprise (each such person being hereinafter referred to as an "Indemnitee"), against expenses including attorneys, fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, that an Indemnitee shall be entitled to indemnification for expenses incurred in connection with any action brought by such Indemnitee against the Corporation only if such action is a claim for indemnification under this Article or otherwise, the Indemnitee prevails in the action for which expenses are claimed, or indemnification of expenses is included in any settlement or is awarded by a court. Except as otherwise permitted or contemplated by these Articles, the by-laws of the Corporation or agreement, expenses incurred by an Indemnitee in defending any action, suit or proceeding shall be paid by the Corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized by this Article or otherwise. The indemnification provided by this Article shall be deemed to constitute a contractual right of each Indemnitee and shall not be deemed exclusive of any other right to which the person indemnified may be entitled under any by-law, agreement, authorization of shareholders or directors or otherwise, and shall continue under any by-law, agreement, authorization of shareholders or directors or otherwise, and shall continue as to any person who has ceased to have the status pursuant to which he was denominated an Indemnitee and shall inure to the benefit of such person's heirs and legal representatives. The Corporation shall have the power to procure insurance on behalf of any Indemnitee against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law or this Article.

     2. Notwithstanding anything in these Articles, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer to the extent prohibited by applicable law.


                             ARTICLE VI

                             AMENDMENTS

     Except as may be otherwise required by law or permitted by these Articles, these Articles may be amended by a majority vote of the shares present and represented, taken at an annual or special meeting of shareholders, the notice of which shall set forth the proposed amendment or a summary of the changes to be made thereby. In such an amendment would adversely affect the holders of shares of any class or series, then in addition to the vote required by the sentence immediately preceding, the holders of each class or series of shares so affected by the amendment shall be entitled to vote as a class upon such amendment, and a majority of the present and represented shares of each class or series so affected by the amendment shall be necessary to the adoption thereof.


                              ARTICLE VII

                        MERGER OR CONSOLIDATION

     Except as may be otherwise required by law or as provided in
Article III hereof, an agreement of merger or consolidation may be approved by a majority vote of the voting shares issued and outstanding, taken at a meeting called for the purpose of such approval.

                            ARTICLE VIII
                         UNCLAIMED PROPERTY

     Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled hereto within one year after the dividend or redemption price becomes payable or the shares become issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within said one year, shall, at the expiration of said one year, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or
(b) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the entity that would be entitled thereto had such reversion not occurred.


                       ARTICLE IX

                   Transfer Restrictions

          (a) Certain Definitions. As used in this Article IX, the following terms have the following respective meanings:

          "Corporation Securities" means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, (iii) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation from the Corporation, and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

          "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Treasury Regulation
Section 1.382-2T(g), (h), (j), and (k).

          "Five-Percent Shareholder" means a Person or group of Persons that is identified as a "five-percent shareholder" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g)(1).

          "Person" means an individual, corporation, estate, trust, association, company, partnership, or similar organization.

          "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and void under this Article IX.

          "Restriction Release Date" means December 29, 1995.

          "Transfer" means any sale, transfer, assignment, conveyance, pledge, or other disposition.

          "Treasury Regulation Section 1.382-2T" means the temporary income tax regulations promulgated under section 382 of the Internal Revenue Code of 1986, as amended, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

     (b)  Restrictions

          (i) Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased.

          (c) Certain Exceptions. The restrictions set forth in clauses (i) and (ii) of paragraph (b) of this Article IX shall not apply to:

          (i) Any Transfer which has been approved in advance by the Board of Directors, which approval may be withheld only if, in the judgment of the Board of Directors, such Transfer may result in any limitation on the use of the Corporation's net operating loss carryforwards, tax losses recognized in the future, or other tax attributes;
         (ii) Any Transfer made in compliance with exceptions established from time to time by resolution of the Board of Directors.

          (d)  Treatment of Excess Securities

          (i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "Excess Securities").
Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions in liquidation in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

         (ii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors which agent shall be the transfer agent for the Corporation Securities (the "Agent"). The Agent shall thereupon sell the Excess Securities transferred to it in an arm's-length transaction (over the New York Stock Exchange, if possible). If the Purported Transferee has resold the Excess Shares before receiving the Corporation's demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (d)(iii) of this Article IX if the Agent rather than the Purported Transferee had resold the Excess Shares.

        (iii) The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee has previously resold the Excess Shares, any amounts received by it from a Purported Transferee as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;(2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Shares (or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Transfer, of the Excess Shares at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts shall be paid in equal shares to the United Way serving the New Orleans region, the Aquarium of the Americas, Baptist Hospital and Covenant House of New Orleans. The recourse of any Purported Transferee against any Purported Transferor in respect of any Prohibited Transfer shall be limited to the amount specified in clause (2) of the preceding sentence. In no event shall amounts due to the Purported Transferor pursuant to this Article IX inure to the benefit of the Corporation.

         (iv) If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to paragraph (d)(ii) of this Article, then the Corporation shall institute legal proceedings to compel the surrender.

          (v) The Corporation shall make the demand described in paragraph (d) (ii) of this Article IX within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Article shall apply nonetheless.

          (e)  Bylaws, Legends, Etc.

          (i) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Article IX.

         (ii) All certificates representing Corporation Securities issued after the effectiveness of this Article IX shall bear a legend to the effect that such Corporation Securities and any Corporation Securities acquired upon exercise or conversion of such Corporation Securities are subject to the restrictions set forth in this Article IX.

        (iii) A majority of the Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Article IX, including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to clause
(2) of paragraph (d)(iii) of this Article IX, and (6) any other matters which a majority of the Directors determine to be relevant; and the good faith determination of a majority of the Directors on such matters shall be conclusive and binding for all the purposes of this Article IX.